CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                      ENHANCE FINANCIAL SERVICES GROUP INC.


                  Under Section 805 of the Business Corporation
                          Law of the State of New York




                      Enhance Financial Services Group Inc.
                               335 Madison Avenue
                            New York, New York 10017
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                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                    OF ENHANCE FINANCIAL SERVICES GROUP INC.

                              Under Section 805 of
                          the Business Corporation Law

                            -----------------------

          The undersigned, officers of Enhance Financial Services Group Inc. (the "Corporation"), do hereby certify that:

          1. The name of the Corporation is Enhance Financial Services Group Inc. It was formed under the name Enhance Financial Services Inc.

          2. The certificate of incorporation of the Corporation was filed by the department of state on December 4, 1995.

          3. The certificate of incorporation of the Corporation is hereby amended to authorize the issuance of a new class of five million shares of preferred stock, par value $.01 per share, and to effect such amendment Article FOURTH of the certificate of incorporation is hereby amended in its entirety to read as follows:

               FOURTH. The aggregate number of shares which the Corporation shall have authority to issue is 35,000,000 of which 5,000,000 shares of the par value of $.0l per share shall be designated "Preferred Stock" and 30,000,000 shares of the par value of $.10 per share shall be designated "Common Stock." Authority is hereby expressly granted to the board of directors, at any time and from time to time, to issue the Preferred Stock as Preferred Stock of any series and, in connection with
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          the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series and the designation and the voting, dividend, liquidation and other rights, preferences and limitations of such series, to the fullest extent now or hereafter permitted by the laws of the State of New York.

          4. The amendment to the certificate of incorporation was authorized by an affirmative vote of the holders of at least a majority of all outstanding shares entitled to vote on an amendment to the certificate of incorporation at a meeting of shareholders, said authorization being subsequent to the affirmative vote of the board of directors.

          IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties and perjury, this 6th day of June 1996.

                                          /s/ Daniel Gross
                                          -----------------------------------
                                          Daniel Gross, President


                                          /s/ Samuel Bergman
                                          -----------------------------------
                                          Samuel Bergman, Secretary